Exhibit 99.1

Optimer Pharmaceuticals, Inc.

Incentive Compensation Plan

Optimer’s success in achieving key milestones depends to a significant degree upon the continued contributions of our staff and the ability to attract and retain the most talented and dedicated employees possible. Our Incentive Compensation Plan ties a portion of overall compensation to key strategic financial and operational goals and allows for incentive compensation based on excellent corporate and individual results.

There is no guarantee of an incentive payout. The program has been developed as a reward for positive and extraordinary individual successes combined with excellent corporate results.

The Incentive Compensation Plan of the Company (the “Plan”) is designed to:

•                  Provide an incentive to eligible employees to meet corporate and individual goals

•                  Reward those who significantly impact corporate results

Plan Governance

The Compensation Committee (the “Compensation Committee”), appointed by the Board of Directors of the Company (the “Board”), is responsible for administrating the Plan. The Compensation Committee’s primary responsibilities are to ensure that measurable corporate goals are established and to determine the degree to which corporate and certain individual goals have been achieved. The Compensation Committee at any time, and from time to time, may amend, suspend or terminate the Plan.

Plan Effectiveness and Duration

The Plan Year is the calendar year.  The Plan is effective commencing with the 2012 Plan Year, and shall remain in effect for all subsequent Plan Years unless and until amended or terminated by the Compensation Committee.   Unless otherwise determined by the Company, the Plan shall automatically terminate immediately following the payment of Plan benefits in connection with a Qualified Change in Control (as defined below).

Establishment of Goals

The Compensation Committee will work with the Chief Executive Officer and the Chief Financial Officer to approve corporate objectives applicable to each Plan Year.   The Chief Executive Officer and Department Heads will work with remaining senior level Optimer staff in establishing individual goals applicable to each Plan Year.

Minimum Achievement Level

50% of both the corporate goals (the “Corporate Goals”) and, with respect to a particular eligible employee, 50% of the individual goals (the “Individual Goals”) must be achieved for any award to be approved under the Plan with respect to any given Plan Year.

Goal Achievement Percentage

The “goal achievement percentage” represents the degree to which the performance goals have been met.

The Compensation Committee will decide the percentage of Corporate Goals achieved. 100% of the Chief Executive Officer’s incentive will be based on Corporate Goal achievement. For all other eligible employees, Corporate Goal achievement will account for 75% or less of the total payment and Individual Goal achievement will account for 25% or more of the total payment (as set forth in more detail in the table below). The percentage of Individual Goals achieved by Officers will be recommended by the Chief Executive Officer and approved by the Compensation Committee. The percentage of Individual Goals achieved by all other eligible employees will be recommended by the applicable Department Heads and approved by the Chief Executive Officer.

The following table summarizes the target award available to each applicable position or grade level in the Company.   100% of the target award amount can be received if 100% of the Corporate Goals and 100% of the Individual Goals have been met and the service requirements have been met. The target award amount for each employee in a Plan Year is determined by multiplying such employee’s year-end annualized base salary amount by the target award percentage reflected in the table below for such employee’s position or grade level.

In the event of exemplary achievement the Compensation Committee or Chief Executive Officer (as applicable) may, in their discretion, determine that Corporate Goals or Individual Goals have been achieved at more than 100%, up to 150%.  Thus, the total range of goal achievement for Corporate and Individual Goals is 0% to 150%, with goal achievement for either Corporate or Individual Goals below 50% resulting in no award under the Plan for the applicable Plan Year.  The maximum payout under the Plan is 150% of the target award.  Except in the case of a Qualified Change in Control, upon the recommendation of the Chief Executive Officer and approval of the Compensation Committee (or upon the sole determination of the Compensation Committee in the case of the Chief Executive Officer), actual awards for any participant may also be eliminated or reduced below the amount otherwise determined by multiplying the target award amount by the applicable “goal achievement percentage” (as set forth below).

Position or Grade	Target Award Percentage	Corporate vs. Individual Goal Weighting
Chief Executive Officer	65%	100% Corporate Goals
Sr. Vice Presidents & Executive Officers	40%	75% Corporate/25% Individual Goals
Grade 14	30%	70% Corporate/30% Individual Goals
Grade 13	25%	65% Corporate/35% Individual Goals
Grade 12	20%	60% Corporate/40% Individual Goals
Grade 11	17.5%	50% Corporate/50% Individual Goals
Grade 10	15%	45% Corporate/55% Individual Goals
Grade 9	12.5%	40% Corporate/60% Individual Goals
Grade 8	10%	35% Corporate/65% Individual Goals
Grade 7	10%	35% Corporate/65% Individual Goals
Grade 6	7.5%	30% Corporate/70% Individual Goals
Grade 5	7.5%	30% Corporate/70% Individual Goals
Grade 4	5%	30% Corporate/70% Individual Goals
Grade 3	5%	30% Corporate/70% Individual Goals

Length of Service, Eligibility and Partial-Year Participation

Employees that are part of the Company’s sales force and participate in a sales incentive bonus or commission plan are not eligible to participate in the Plan.

Eligible employees must be hired prior to September 1st in the Plan Year to be eligible to participate for such Plan Year. Eligible employees hired within the Plan Year, but prior to September 1st are eligible to participate in the Plan for such Plan Year commencing as of their first day of employment, but the award payment will be prorated for the number of days employed during the Plan Year. Eligible employees hired after September 1st of the Plan Year will not be eligible for an award for such Plan Year. Regular employment does not include leaves of absence.  All Plan payouts will be prorated for time off due to a personal or medical leave of absence in excess of two weeks.

Calculation of Award

Actual awards are determined by multiplying the target award amount  (year-end annualized base salary multiplied by the applicable Target Award Percentage) by the sum of: (a) the applicable weighting of Corporate Goals multiplied by the applicable “goal achievement percentage” for Corporate Goals, and (b) the applicable weighting of Individual Goals multiplied by the applicable “goal achievement percentage” of Individual Goals.  If the employee was hired during the Plan Year, the resulting award total is then multiplied by the number of days the employee participated in the Plan and divided by 365.

Example: The following table illustrates the calculation of an award for an employee in grade 14 that joined the Company on June 1st of the Plan Year.

Grade - 14

Year End Base Salary - $100,000

Target Award Percentage:  40%

Target Award: $40,000 (based on $100,000 base salary)

Weighting of Corporate vs. Individual Goals — 70% / 30%

Corporate Goal Achievement — 80%

Individual Goal Achievement — 110%

Hire Date: 6/1 - Number of Days Participated = 214

Target Award	Weighted Corporate Goal Achievement	Weighted Individual Goal Achievement	Non-Pro-Rated Total Award	Portion of Year Employed	Pro-Rated Award

$40,000	0.7 X .08 = 0.56	0.3 X 1.1 = 0.33	$40,000 X (0.56 + 0.33) = $35,600	214/365	$20,872

Termination during Plan Year

If a participant’s employment is terminated at any time by reason of death or disability prior to payment of an award under the Plan, the award payable will be determined based on performance at the end of the applicable Plan Year, and will be calculated by multiplying the resulting award amount by the number of days of actual employment during the Plan Year and divided by 365.

If a participant’s employment is terminated for any reason other than death or disability prior to payment to such participant of the award under the Plan, the participant will not be eligible to receive payment of such award.   Except as provided above with respect to terminations due to death or disability, regardless of performance a participant must be employed on the actual payment date in order to be eligible to receive payment of an award under the Plan.

Plan Payments

Incentive payouts earned for each Plan Year will be submitted for approval by the Compensation Committee and shall be paid no later than the first March 15th following the Plan Year for which the incentive payout was earned.

Change in Control Payments

In the event of a Qualified Change in Control of the Company (defined below), each participant will receive a pro rata share of the target award for the Plan Year in which the Qualified Change in Control occurs, calculated based upon such participant’s target award for that Plan Year and the assumption that all performance goals have been or will be achieved at a level of 100%. For this purpose, the pro rata share will be calculated by dividing the number of days the participant was employed during the Plan Year prior to the Qualified Change in Control by 365. The award amount so determined will be paid to participants within 15 days following the Qualified Change in Control.  After the payments of the award amounts following such Qualified Change of Control, the Plan shall terminate in its entirety.

Qualified Change in Control means the occurrence of any of the following events:

•                  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

•                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;  or

•                  A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who are either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

•                  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Administration

Notwithstanding any other provision of this Plan, the Company reserves the right to modify this Plan in any way and at any time, retroactively or prospectively, with or without cause provided however, that the Company may not modify, cancel or amend this Plan following the consummation of a Qualified Change of Control. Nothing in this Plan shall be deemed an employment contract or to provide any rights to continued employment or the payment of any amount, regardless of performance. The Board or the Compensation Committee shall have the power to construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Board or the Compensation Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.